    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 21, 2002.



                                                      REGISTRATION NO. 333-76722

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                         PRE-EFFECTIVE AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                            WASTE CONNECTIONS, INC.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                      94-3283464
       (State or other jurisdiction of                        (I.R.S. Employer
        incorporation or organization)                     Identification Number)

                             ---------------------
                         620 COOLIDGE DRIVE, SUITE 350
                            FOLSOM, CALIFORNIA 95630
                                 (916) 608-8200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             RONALD J. MITTELSTAEDT
                PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                            WASTE CONNECTIONS, INC.
                         620 COOLIDGE DRIVE, SUITE 350
                            FOLSOM, CALIFORNIA 95630
                                 (916) 608-8200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                        COPIES OF ALL COMMUNICATIONS TO:

                             ROBERT D. EVANS, ESQ.

                        SHARTSIS, FRIESE & GINSBURG LLP
                         ONE MARITIME PLAZA, 18TH FLOOR
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 421-6500

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

    THE PROSPECTUS CONTAINED HEREIN IS A COMBINED PROSPECTUS PURSUANT TO RULE 429 AND ALSO RELATES TO THE REGISTRATION STATEMENT FILED BY REGISTRANT ON FORM S-3, FILE NO. 333-87703, UNDER THE SECURITIES ACT OF 1933 ON SEPTEMBER 24, 1999.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
   TITLE OF EACH CLASS OF         AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING      REGISTRATION
 SECURITIES TO BE REGISTERED    REGISTERED(1)(2)      PER UNIT(1)(2)       PRICE(1)(2)(3)           FEE(4)
-----------------------------------------------------------------------------------------------------------------
debt securities..............
-----------------------------------------------------------------------------------------------------------------
preferred stock, $0.01 par
  value(5)...................
-----------------------------------------------------------------------------------------------------------------
common stock, $0.01 par
  value(6)...................
-----------------------------------------------------------------------------------------------------------------
     Total...................                                               $87,433,125           $20,897(7)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------


(1) There are being registered under this registration statement such indeterminate number of shares of common stock and preferred stock of the registrant, and such indeterminate principal amount of debt securities of the registrant, as shall have an aggregate initial offering price not to exceed $87,433,125. If any debt securities are issued at an original issue discount, then the securities registered shall include such additional debt securities as may be necessary such that the aggregate initial public offering price of all securities issued pursuant to this registration statement will equal $87,433,125. Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement. The proposed maximum initial offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement.

(2) Not specified with respect to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933.

(3) Estimated solely for the purpose of calculating the registration fee. Any offering of debt securities denominated in any foreign currency or currency unit will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such debt securities from the registrant. No separate consideration will be received for common stock, preferred stock or debt securities that are issued upon conversion or exchange of debt securities or preferred stock registered hereunder.

(4) Calculated pursuant to Rule 457. Pursuant to Rule 429 under the Securities Act of 1933 the prospectus included herein also relates to $200,000,000 of securities registered under Registration Statement No. 333-87703, for which a registration fee of $55,600 was previously paid to the Commission. The amount of securities being registered, together with the remaining securities registered under Registration Statement No. 333-87703 ($112,566,875), represents the maximum amount of securities that are expected to be offered for sale.

(5) Including such indeterminate number of shares of preferred stock as may from time to time be issued (i) at indeterminate prices, or (ii) upon conversion or exchange of debt securities registered hereunder, to the extent any such debt securities are, by their terms, convertible into preferred stock.

(6) Including such indeterminate number of shares of common stock as may from time to time be issued (i) at indeterminate prices or (ii) upon conversion or exchange of debt securities or preferred stock registered hereunder, to the extent any of such debt securities or shares of preferred stock are, by their terms, convertible into common stock.


(7)Previously paid.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION DATED MARCH 21, 2002


                                     [LOGO]

                                  $200,000,000

     Waste Connections, Inc. is a regional, integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets primarily in the Western U.S.

     From time to time, we may issue any of the following securities:

     - debt securities

     - preferred stock

     - common stock

     We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

     Our common stock is traded on the Nasdaq National Market under the symbol "WCNX." The applicable prospectus supplement will contain information, where applicable, as to any other listing on the Nasdaq National Market or any securities exchange of the securities covered by the prospectus supplement.

     We may sell the securities directly to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement.

     This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.


     INVESTING IN THE SECURITIES OFFERED UNDER THIS PROSPECTUS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          Prospectus dated           .

                                  OUR BUSINESS

     Our company is a regional, integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets primarily in the Western U.S.

     Our executive offices are located at 620 Coolidge Drive, Suite 350, Folsom, California 95630. Our telephone number is (916) 608-8200.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"), which registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional information about our company and the securities. The registration statement can be read at the SEC's web site or at the offices mentioned under the heading "Where You Can Find More Information."

     The registration statement uses a "shelf" registration process. Under the shelf process, we may, from time to time over approximately the next two years, sell debt securities, preferred stock and common stock, either separately or in units, in one or more offerings, up to a total dollar amount of $200,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

     You should rely only on the information in this prospectus and in any prospectus supplement, including any information incorporated by reference. We have not authorized anyone to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering the securities in states where offers are permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate at any date other than the date on the cover page of these documents.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     We make "forward-looking statements" throughout this prospectus. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following:

     - competition or unfavorable economic or industry conditions could lead to a decrease in demand for our services and to a decline in prices we realize for our services;

     - we may be required to pay increased prices for acquisitions, and we may experience difficulty in integrating and deriving synergies from acquisitions;

     - we cannot be certain that we will always have access to the additional capital that we may require for our growth strategy or that our cost of capital will not increase;

     - governmental regulations may require increased capital expenditures or otherwise affect our business;

     - companies that we acquire could have undiscovered liabilities; and

     - we are highly dependent on the services of senior management.

     These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the SEC, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. You should read carefully the section of this prospectus under the heading "Risk Factors" beginning below. We make no commitment to revise or update any forward-looking statements in this prospectus to reflect events or circumstances after the date of this prospectus.

     This prospectus contains registered service marks, trademarks and trade names of Waste Connections, including the Waste Connections, Inc. name and logo.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

     Any or all of the following risks could materially and adversely affect our business, financial condition and results of operations. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

DIFFICULTIES IN MAKING ACQUISITIONS, ACQUIRING EXCLUSIVE CONTRACTS AND GENERATING INTERNAL GROWTH MAY CAUSE OUR GROWTH TO BE SLOWER THAN EXPECTED.

     Our growth strategy includes expanding through acquisitions, acquiring additional exclusive arrangements and generating internal growth. Since inception, most of our growth has been through acquisitions. Internally generated growth for the industry and Waste Connections has been less than 8% per year. Although we have identified numerous acquisition candidates that we believe are suitable, we may not be able to acquire them at prices or on terms and conditions favorable to us. Our ability to grow also depends on several other factors, including

     - the availability of capital to support our growth,

     - our ability to compete with existing and emerging companies,

     - our ability to maintain profit margins in the face of competitive pressures,

     - our ability to continue to recruit, train and retain qualified employees, and

     - continued strong demand for our services.

Difficulties in any of these areas could hinder our growth.

OUR ACQUISITIONS MAY NOT BE SUCCESSFUL, RESULTING IN CHANGES IN STRATEGY, OPERATING LOSSES OR A LOSS ON SALE OF THE BUSINESS ACQUIRED.


     Even if we are able to make acquisitions on advantageous terms and are able successfully to integrate them into our operations and organization, some may not successfully fulfill our strategy in a given market due to factors that we cannot control, such as market position or customer base. As a result, operating margins could be less than we originally anticipated when we made the acquisition. We then may change our strategy with respect to the market or businesses acquired in the market and decide to sell the operation at a loss.


RAPID GROWTH MAY STRAIN OUR MANAGEMENT, OPERATIONAL, FINANCIAL AND OTHER RESOURCES.

     From inception through December 31, 2001, we acquired 134 solid waste services related businesses. To maintain and manage our growth, we will need to expand our management information systems capabilities and our operational and financial systems and controls. We will also need to attract, train, motivate, retain and manage additional senior managers, technical professionals and other employees. Failure to do any of these things would restrict our ability to maintain and improve our profitability while continuing to grow.

OUR GROWTH AND FUTURE FINANCIAL PERFORMANCE DEPEND SIGNIFICANTLY ON OUR ABILITY TO INTEGRATE ACQUIRED BUSINESSES INTO OUR ORGANIZATION AND OPERATIONS.

     Part of our strategy is to achieve economies of scale and operating efficiencies by growing through acquisitions. We may not achieve these goals unless we effectively combine the operations of acquired businesses with our existing operations. Our senior management team may not be able to integrate our completed and future acquisitions. Any difficulties we encounter in the integration process could interfere with our operations and reduce our operating margins.

WE COMPETE FOR ACQUISITION CANDIDATES WITH OTHER PURCHASERS, SOME OF WHICH HAVE GREATER FINANCIAL RESOURCES THAN WASTE CONNECTIONS. THESE COMPETITORS MAY BE ABLE TO OFFER MORE FAVORABLE ACQUISITION TERMS, THUS LIMITING OUR ABILITY TO GROW THROUGH ACQUISITION.

     Other companies have adopted or will probably adopt our strategy of acquiring and consolidating regional and local businesses. We expect that increased consolidation in the solid waste services industry will increase competitive pressures. Increased competition for acquisition candidates may make fewer acquisition opportunities available to us, and may cause us to make acquisitions on less attractive terms, such as higher purchase prices. Acquisition costs may increase to levels beyond our financial capability or to levels that would adversely affect our operating results and financial condition. Our ongoing ability to make acquisitions will depend in part on the relative attractiveness of our common stock as consideration for potential acquisition candidates. This attractiveness may depend largely on the relative market price and capital appreciation prospects of our common stock compared to the stock of our competitors. If the market price of our common stock were to decline materially over a prolonged period of time, we may find it difficult to make acquisitions on attractive terms.

TIMING OF ACQUISITIONS MAY CAUSE FLUCTUATIONS IN OUR QUARTERLY RESULTS, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.


     We are not always able to control the timing of our acquisitions. Obtaining third party consents and regulatory approvals, completing due diligence on the acquired businesses, and finalizing transaction terms and documents are not entirely within our control and may take longer than we anticipate, causing certain transactions to be delayed. As a result, some transactions may be delayed. Our inability to complete acquisitions in the time frames that we expect may cause our operating results to be less favorable than expected, which could cause our stock price to decline.


WE MAY BE UNABLE TO COMPETE EFFECTIVELY WITH GOVERNMENTAL SERVICE PROVIDERS AND LARGER AND BETTER CAPITALIZED COMPANIES, WHICH MAY RESULT IN REDUCED REVENUES AND LOWER PROFITS.

     Our industry is highly competitive, fragmented and requires substantial labor and capital resources. Some of the markets in which we compete or will likely compete are served by one or more large, national solid waste companies, as well as by numerous regional and local solid waste companies of varying sizes and resources, some of which have accumulated substantial goodwill in their markets. We also compete with counties, municipalities and solid waste districts that maintain their own waste collection and disposal operations. These operators may have financial advantages over Waste Connections because of their access to user fees and similar charges, tax revenues and tax-exempt financing. Some of our competitors may also be better capitalized, have greater name recognition or be able to provide services at a lower cost than Waste Connections.

WE MAY LOSE CONTRACTS THROUGH COMPETITIVE BIDDING, EARLY TERMINATION OR GOVERNMENTAL ACTION, WHICH WOULD CAUSE OUR REVENUES TO DECLINE.

     We derive a substantial portion of our revenue from services provided under exclusive municipal contracts, franchise agreements and governmental certificates. Many of these will be subject to competitive bidding at some time in the future. We also intend to bid on additional municipal contracts and franchise agreements. We may not be the successful bidder. In addition, some of our customers may terminate their contracts with us before the end of the contract term. Municipalities in Washington may by law annex unincorporated territory, which would likely remove such territory from the area covered by governmental certificates issued to us by the Washington Utilities and Transportation Commission ("WUTC"). Annexation would reduce the areas covered by our governmental certificates and subject more of our Washington operations to competitive bidding in the future. Moreover, legislative action could amend or repeal the laws governing WUTC regulation, which could harm our competitive position by subjecting more areas to competitive bidding. If we were not able to replace revenues from contracts lost through competitive bidding or early termination or from the renegotiation of existing contracts with other revenues within a reasonable time period, our revenues could decline.

WE MAY NOT HAVE ENOUGH CAPITAL OR BE ABLE TO RAISE ENOUGH ADDITIONAL CAPITAL ON SATISFACTORY TERMS TO MEET OUR CAPITAL REQUIREMENTS, WHICH WOULD LIMIT OUR GROWTH THROUGH ACQUISITIONS.

     Continued growth will require additional capital. We expect to finance future acquisitions through cash from operations, borrowings under our credit facility, issuing additional equity or debt securities and/or seller financing. If acquisition candidates are unwilling to accept, or we are unwilling to issue, shares of our common stock as part of the consideration for acquisitions or if our common stock does not maintain a sufficient market value, we may have to use more of our cash or borrowings under our credit facility to fund acquisitions. Using cash for acquisitions limits our financial flexibility and makes us more likely to seek additional capital through future debt or equity financings. If available cash from operations and borrowings under the credit facility are not sufficient to fund acquisitions, we will need additional equity and/or debt financing. If we seek more debt, our interest expense would increase and we may have to agree to financial covenants that limit our operational and financial flexibility. We have pledged all of our assets as collateral for our credit facility, which could restrict our ability to obtain additional debt on attractive terms. If we seek more equity, we may dilute the ownership interests of our then-existing stockholders. If we are unable to obtain additional equity and/or debt financing on attractive terms, our rate of growth through acquisitions may decline. We will also need to make substantial capital expenditures to develop or acquire new landfills, transfer stations and other facilities and to maintain such properties.

WE DEPEND SIGNIFICANTLY ON THE SERVICES OF THE MEMBERS OF OUR MANAGEMENT TEAM, AND THE DEPARTURE OF ANY OF THOSE PERSONS COULD CAUSE OUR OPERATING RESULTS TO SUFFER.

     Our success depends significantly on the continued individual and collective contributions of our senior and district management team. Key members of our management have entered into employment agreements, but we may not be able to enforce these agreements. The loss of the services of any member of our senior or district management or the inability to hire and retain experienced management personnel could harm our operating results.

OUR DECENTRALIZED DECISION MAKING STRUCTURE COULD ALLOW LOCAL MANAGERS TO MAKE DECISIONS THAT ADVERSELY AFFECT OUR OPERATING RESULTS.

     We manage our operations on a decentralized basis. Local managers have the authority to make many decisions concerning their operations without obtaining prior approval from executive officers, subject to compliance with general company-wide policies. Poor decisions by local managers could result in loss of customers or increases in costs, in each case reducing operating results.

THE GEOGRAPHIC CONCENTRATION OF OUR BUSINESS MAKES OUR RESULTS VULNERABLE TO FACTORS AFFECTING THE WESTERN U.S., AND SEASONAL FLUCTUATIONS MAY CAUSE OUR BUSINESS AND FINANCIAL RESULTS TO VARY AMONG QUARTERS, WHICH COULD NEGATIVELY AFFECT OUR STOCK PRICE.

     Our business and financial results would be harmed by downturns in the general economy of the western U.S. and other factors affecting the region, such as state regulations affecting the solid waste services industry and severe weather conditions. Based on historic trends experienced by the businesses we have acquired, we expect our operating results to vary seasonally, with revenues typically lowest in the first quarter, higher in the second and third quarters, and lower in the fourth quarter than in the second and third quarters. This seasonality reflects the lower volume of solid waste generated during the late fall, winter and early spring months because of decreased construction and demolition activities during the winter months in the western U.S. In addition, some of our operating costs should be generally higher in the winter months. Adverse winter weather conditions slow waste collection activities, resulting in higher labor and operational costs. Greater precipitation in the winter increases the weight of collected waste, resulting in higher disposal costs, which are calculated on a per ton basis. Because of these factors, we expect operating income to be generally lower in the winter months, and our stock price may be negatively affected by these variations.

UNUSUALLY ADVERSE WEATHER CONDITIONS MAY INTERFERE WITH OUR OPERATIONS, HARMING OUR OPERATING RESULTS.

     Our collection and landfill operations could be adversely affected, beyond the normal seasonal variations described above, by unusually long periods of inclement weather, which could interfere with collection and landfill operations, reduce the volume of waste generated by our customers and delay the development of landfill capacity. Periods of particularly harsh weather may force us to temporarily suspend certain of our operations.

INCREASES IN THE COSTS OF LABOR, FUEL OR ENERGY COULD REDUCE OUR OPERATING MARGINS.

     Our continued success will depend on our ability to attract and retain qualified personnel. We compete with other businesses in our markets for qualified employees. The labor market is currently tight in many of our markets. A shortage of qualified employees would require us to enhance our wage and benefits packages to compete more effectively for employees or to hire more expensive temporary employees. Labor is our second largest cost, and even relatively small increases in labor costs per employee could materially affect our cost structure. If we fail to attract and retain qualified employees, to control our labor costs, or to recover any increased labor costs through increased prices we charge for our services or otherwise offset such increases with cost savings in other areas, our operating margins could suffer.

     Although fuel and energy costs account for a relatively small portion of our total operating expenses, the price of fuel and energy is volatile, and shortages sometimes occur. Although the recent energy crisis affecting California and other western states in which we operate did not materially affect our operations or profitability in those regions, further significant increases in the cost of fuel or energy, or shortages of fuel or energy, could interrupt or curtail our operations and lower our operating margins.

EACH BUSINESS THAT WE ACQUIRE OR HAVE ACQUIRED MAY HAVE LIABILITIES THAT WE FAIL OR ARE UNABLE TO DISCOVER, INCLUDING LIABILITIES THAT ARISE FROM PRIOR OWNERS' FAILURE TO COMPLY WITH ENVIRONMENTAL LAWS, WHICH MAY HARM OUR FINANCIAL CONDITION.

     As a successor owner, we may be legally responsible for these liabilities. Even if we obtain legally enforceable representations, warranties and indemnities from the sellers of such businesses, they may not cover the liabilities fully. Some environmental liabilities, even if we do not expressly assume them, may be imposed on Waste Connections under various legal theories. Our insurance program does not cover liabilities associated with any environmental cleanup or remediation of our own sites. A successful uninsured claim against Waste Connections could harm our financial condition.

OUR GROWTH MAY BE LIMITED BY THE INABILITY TO OBTAIN NEW LANDFILLS AND EXPAND EXISTING ONES.


     We currently own and operate a number of landfills. Based on current waste flows, the estimated remaining lives of our landfills range from approximately 10 to 313 years, with an average remaining life of approximately 82 years. Our ability to meet our growth objectives may depend in part on our ability to acquire, lease and expand landfills and develop new landfill sites. We may not be able to obtain new landfill sites or expand the permitted capacity of our landfills when necessary. Obtaining new landfill sites is important to our expansion into new non-exclusive markets; if we do not believe that we can obtain a landfill site in a non-exclusive market, we may choose not to enter into that market. Expanding existing landfill sites is important in those markets where the remaining life of our landfills is relatively short. We may choose to forego acquisitions and internal growth in these markets because increased volumes would further shorten the life of these landfills. Either of these circumstances could result in slower growth.

IN SOME AREAS IN WHICH WE OPERATE, SUITABLE LAND FOR NEW SITES OR EXPANSION OF EXISTING LANDFILL SITES MAY BE UNAVAILABLE WHICH COULD INCREASE OUR DISPOSAL COSTS AND REDUCE OUR OPERATING MARGINS.

     Operating permits for landfills in states where we operate must generally be renewed at least every five years. It has become increasingly difficult and expensive to obtain required permits and approvals to build, operate and expand solid waste management facilities, including landfills and transfer stations. The process often takes several years, requires numerous hearings and compliance with zoning, environmental and other requirements and is resisted by citizen, public interest or other groups. We may not be able to obtain or maintain the permits we require to expand, and such permits may contain burdensome terms and conditions. Even when granted, final permits to expand are often not approved until the remaining permitted disposal capacity of a landfill is very low. Local laws and ordinances also may affect our ability to obtain permits to expand landfills. If we were to exhaust our permitted capacity at a landfill, our ability to expand internally would be limited, and we could be required to cap and close that landfill and forced to dispose of collected waste at more distant landfills or at landfills operated by our competitors. The resulting increased costs would reduce our operating margins.

OUR ACCRUALS FOR OUR LANDFILL CLOSURE AND POST-CLOSURE COSTS MAY BE INADEQUATE, AND OUR EARNINGS WOULD BE LOWERED IF WE ARE REQUIRED TO PAY ADDITIONAL AMOUNTS.


     We may be required to pay closure and post-closure costs of landfills and any disposal facilities that we own or operate. We accrue for future closure and post-closure costs of our owned landfills, generally for a term of 30 years after final closure of a landfill, based on engineering estimates of future requirements associated with the landfill design and closure and post-closure process. Our obligations to pay closure or post-closure costs may exceed the amount we accrued and reserved and other amounts available from funds or reserves established to pay such costs. Paying additional amounts would lower our earnings and could cause our stock price to decline.


WE MAY INCUR ADDITIONAL CHARGES RELATED TO CAPITALIZED EXPENDITURES, WHICH WOULD LOWER OUR EARNINGS.

     In accordance with accounting principles generally accepted in the United States, we capitalize some expenditures and advances relating to acquisitions, pending acquisitions and landfill development projects. We expense indirect acquisition costs such as executive salaries, general corporate overhead, public affairs and other corporate services as we incur those costs. We charge against earnings any unamortized capitalized expenditures and advances (net of any amount that we estimate we will recover, through sale or otherwise) that relate to any operation that is permanently shut down, any pending acquisition that is not consummated and any landfill development project that we do not expect to complete. Waste Connections, therefore, may incur charges against earnings in future periods, which could lower our stock price.


RECENT ACCOUNTING PRONOUNCEMENTS MAY REQUIRE A WRITE-DOWN OF OUR GOODWILL, WHICH COULD MATERIALLY IMPAIR OUR NET WORTH.



     In July 2001, the Financial Accounting Standards Board issued Statement No. 142, Goodwill and Other Intangible Assets. ("FAS 142"). FAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition and supercedes APB 17, Intangible Assets. The most significant changes made by FAS 142 are: (1) goodwill and indefinite-lived intangible assets will no longer be amortized; (2) goodwill will be tested for impairment at least annually at the reporting unit level; and (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually.



     As a result of our acquisition strategy, we have a material amount of goodwill recorded on our financial statements. Under FAS 142, effective January 1, 2002, we no longer amortize our existing goodwill. In addition, we will test goodwill for impairment using the two-step process prescribed in Statement 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. Prior to June 30, 2002, we expect to perform the first of the required impairment tests of goodwill and indefinite lived intangible assets based on the carrying values as of January 1, 2002. If, as a result of the implementation of FAS 142, we are required to write-down any of our goodwill, our net worth will be reduced.

Our credit agreement contains a covenant requiring us to maintain a minimum funded debt to capitalization ratio, and net worth is one of the components of capitalization. A reduction in net worth, therefore, if substantial, could limit the amount that we can borrow under our credit agreement and any failure to comply with the agreement could result in an event of default under the credit agreement. We will not be able to determine if a reduction in our goodwill will be required until completion of the impairment tests upon adoption of FAS 142.



IF WE FAIL TO COMPLY WITH COVENANTS AND CONDITIONS OF OUR CREDIT FACILITY, WE MAY BE UNABLE TO MAKE ACQUISITIONS AND MAY BE REQUIRED TO REPAY OUR DEBT EARLY, WHICH COULD HARM OUR FINANCIAL RESULTS.


     Our credit facility requires us to obtain the consent of the lending banks before acquiring any other business for more than $25 million in cash and assumed debt. If we are not able to obtain our banks' consent to acquisitions of this size, we may not be able to complete such acquisitions, which could inhibit our growth. Our credit facility also contains financial covenants based on our current and projected financial condition after completing an acquisition. If we cannot satisfy these financial covenants on a pro forma basis after completing an acquisition, we would not be able to complete the acquisition without a waiver from our lending banks. Whether or not a waiver is needed, if the results of our future operations differ materially from what we expect, we may no longer be able to comply with the covenants in the credit facility. Our failure to comply with these covenants may result in a default under the credit facility, which would allow our lending banks to accelerate the date for repayment of debt incurred under the credit facility and could harm our business and financial results.

PROVISIONS IN OUR CHARTER AND BYLAWS MAY DETER CHANGES IN CONTROL THAT COULD BENEFIT OUR STOCKHOLDERS.

     Provisions in our amended and restated certificate of incorporation and by-laws, and in the Delaware General Corporation Law, may deter tender offers and hostile takeovers and delay or prevent changes in control or management of Waste Connections, including transactions in which stockholders might be paid more than current market prices for their shares. These provisions may also limit our stockholders' ability to approve transactions that they believe are in their best interests.

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK.

     We have never paid cash dividends on our common stock. We do not currently anticipate paying any cash dividends on the common stock. We intend to retain all earnings to fund the operation and expansion of our business. In addition, our existing credit facility restricts the payment of cash dividends.

PURCHASERS OF OUR COMMON STOCK AND PURCHASERS OF SECURITIES CONVERTIBLE INTO OUR COMMON STOCK WILL SUFFER IMMEDIATE DILUTION IN NET TANGIBLE BOOK VALUE ON PURCHASE OF OUR COMMON STOCK OR CONVERSION OF SECURITIES INTO OUR COMMON STOCK.

     Net tangible book value represents the amount of our total tangible assets less total liabilities. Upon purchase of our common stock, purchasers will suffer immediate substantial dilution in the net tangible book value per share of common stock purchased. Similarly, upon conversion of securities convertible into our common stock, the holders of such convertible securities will suffer immediate substantial dilution in the net tangible book value per share of common stock issued on conversion.

                         RISKS RELATED TO OUR INDUSTRY

EXTENSIVE AND EVOLVING ENVIRONMENTAL LAWS AND REGULATIONS MAY RESTRICT OUR OPERATIONS AND GROWTH AND INCREASE OUR COSTS.

     Environmental laws and regulations have been enforced more and more stringently in recent years because of greater public interest in protecting the environment. These laws and regulations impose substantial costs on us and affect our business in many ways, including as described below. In addition, federal, state and local governments may change the rights they grant to and the restrictions they impose on solid waste services companies, and those changes could restrict our operations and growth.

WE MAY BE UNABLE TO OBTAIN AND MAINTAIN LICENSES OR PERMITS AND ZONING, ENVIRONMENTAL AND/OR OTHER LAND USE APPROVALS THAT WE NEED TO OWN AND OPERATE OUR LANDFILLS.

     These licenses or permits and approvals are difficult and time-consuming to obtain and renew, and elected officials and citizens' groups frequently oppose them. Failure to obtain and maintain the permits and approvals we need to own or operate landfills (including increasing their capacity) could increase our disposal costs and reduce our operating margins.

EXTENSIVE REGULATIONS THAT GOVERN THE DESIGN, OPERATION AND CLOSURE OF LANDFILLS MAY RESTRICT OUR LANDFILL OPERATIONS OR INCREASE OUR COSTS OF OPERATING LANDFILLS.

     These regulations include the regulations that establish minimum federal requirements adopted by the U.S. Environmental Protection Agency in October 1991 under Subtitle D of the Resource Conservation and Recovery Act of 1976. If we fail to comply with these regulations, we could be required to undertake investigatory or remedial activities, curtail operations or close a landfill temporarily or permanently. Future changes to these regulations may require us to modify, supplement or replace equipment or facilities at substantial costs. If regulatory agencies fail to enforce these regulations vigorously or consistently, our competitors whose facilities do not comply with the Subtitle D regulations or their state counterparts may obtain an advantage over us. Our financial obligations arising from any failure to comply with these regulations could harm our business and earnings.

WE MAY BE SUBJECT IN THE NORMAL COURSE OF BUSINESS TO JUDICIAL AND ADMINISTRATIVE PROCEEDINGS INVOLVING FEDERAL, STATE OR LOCAL AGENCIES OR CITIZENS' GROUPS, WHICH COULD INTERRUPT OUR OPERATIONS, REQUIRE EXPENSIVE REMEDIATION, AND CREATE NEGATIVE PUBLICITY.

     Governmental agencies may impose fines or penalties on us. They may also attempt to revoke or deny renewal of our operating permits, franchises or licenses for violations or alleged violations of environmental laws or regulations, or to require us to remediate potential environmental problems relating to waste that we or our predecessors collected, transported, disposed of or stored. Individuals or community groups might also bring actions against us in connection with our operations. Any adverse outcome in these proceedings could harm our operations and financial results and create adverse publicity about Waste Connections, which could damage our competitive position and stock price.

LIABILITIES FOR ENVIRONMENTAL DAMAGE MAY ADVERSELY AFFECT OUR BUSINESS AND EARNINGS.

     We are liable for any environmental damage that our solid waste facilities cause, including damage to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water. We may be liable for damage resulting from conditions existing before we acquired these facilities. We may also be liable for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal we or our predecessors arranged. Any substantial liability for environmental damage could harm our business and earnings.

FLUCTUATIONS IN PRICES FOR RECYCLED COMMODITIES THAT WE SELL MAY CAUSE OUR REVENUES AND OPERATING RESULTS TO DECLINE.

     We provide recycling services to some of our customers. The sale prices of and demand for recyclable waste products, particularly wastepaper, are frequently volatile and when they decline our revenues and operating results may decline.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The ratio of earnings to combined fixed charges and preferred stock dividends for Waste Connections are set forth below for the periods indicated.


                                                                  YEAR ENDED DECEMBER 31,
                                                            -----------------------------------
                                                            1997     1998   1999   2000   2001
                                                            ----     ----   ----   ----   -----
Ratio of earnings to combined fixed charges and preferred
  stock dividends.........................................  N/A(1)   2.2    2.7    2.6     2.6
Pro forma ratio of earnings to combined fixed charges and
  preferred stock dividends(2)............................   --       --     --     --      --


---------------

(1) For the year ended December 31, 1997, the Company's earnings were inadequate to cover combined fixed charges and preferred stock dividends. The coverage deficiency was $3,433,000.

(2) Unable to be determined at this time.

     For purposes of calculating the ratios, fixed charges consist of interest on debt, amortization of discount on debt and the interest portion of rental expense on operating leases.

     The ratio of earnings to fixed charges is calculated as follows:

        (income before extraordinary charges and income taxes) + (fixed charges) - (capitalized interest)
                                (fixed charges)

                                USE OF PROCEEDS

     Unless the applicable prospectus supplement states otherwise, we intend to use the net proceeds from the sale of the offered securities to reduce our outstanding indebtedness under our credit facility, to finance acquisitions, for capital expenditures and for working capital. We intend to invest unused net proceeds in short-term interest-bearing securities until we apply them to these specific purposes. We continually evaluate potential acquisition candidates and intend to continue to pursue acquisition opportunities.

                              PLAN OF DISTRIBUTION

     Our securities may be distributed from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the securities offered therein.

     We may sell securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Each prospectus supplement will describe the terms of the securities to which that prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. In addition, each prospectus supplement will describe any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which such securities will be listed. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

     If so indicated in the applicable prospectus supplement, we will authorize underwriters or agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include, among others:

     - commercial and savings banks;

     - insurance companies;

     - pension funds;

     - investment companies; and

     - educational and charitable institutions.

     In all cases, we must approve these institutions. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the securities are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased the securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of these contracts.

     Any underwriter or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold and any discounts or commissions they receive, and any profit they realize on the sale or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for our common stock, which is listed on the Nasdaq National Market, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in any securities.

                         DESCRIPTION OF DEBT SECURITIES

     We may from time to time offer and sell debt securities, consisting of debentures, notes and/or other unsecured evidences of indebtedness. Debt securities will be either our unsecured senior debt securities or our unsecured subordinated debt securities. The senior debt securities will be issued under a senior indenture between us and a trustee. The senior debt securities will be our direct, unsecured obligations and will rank equally with all of our outstanding unsecured senior indebtedness. The subordinated debt securities will be issued under a second, subordinated indenture between us and a trustee, which may be the same as the trustee under the senior indenture. The subordinated debt securities will be our direct, unsecured obligations and, unless otherwise specified in the prospectus supplement relating to a particular series of subordinated securities, will be subject to the subordination provisions. The senior indenture and the subordinated indenture are together called the "indentures," and the trustees under those indentures are together called the "trustee."

     The following summary of certain provisions of the indentures is not complete. You should refer to the form of each indenture, copies of which are exhibits to the registration statement. Section references below are to the section in the applicable indenture. Capitalized terms have the meanings assigned to them in the applicable indenture. The referenced sections of the indentures and the definitions of capitalized terms are incorporated by reference.

     The following section describes certain general terms and provisions of any debt securities. The particular terms of the debt securities offered by any prospectus supplement will be described in the prospectus supplement.

     Other than as may be indicated in the applicable prospectus supplement, no provisions of the indentures afford holders of the debt securities protection in the event of a highly leveraged transaction involving Waste Connections.

GENERAL

     The indentures do not limit the aggregate principal amount of debt securities that we may issue. Each indenture provides that debt securities of any series may be issued under it up to the aggregate principal amount we authorize from time to time and may be denominated in any currency or currency unit that we designate. Neither the indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness that we may incur or the other securities that we or any of our subsidiaries may issue (section 3.01).

     Debt securities of a series may be issuable in registered form without coupons, in bearer form with or without coupons attached or in the form or one or more global securities in registered or bearer form. Bearer securities, if any, will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

     The prospectus supplement relating to each series of debt securities being offered will specify the particular terms of those debt securities. The terms may include:

     - the title and type of the debt securities;

     - any limit on the aggregate principal amount of the debt securities or aggregate initial public offering price;

     - the priority of payment of the debt securities;

     - the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the debt securities will be issued;

     - the date or dates on which the principal and premium, if any, of the debt securities are payable;

     - the interest rate or rates (which may be fixed or variable) of the debt securities, if any;

     - the interest payment date or dates, if any, or the method or methods by which such dates may be determined, if any, the date or dates on which payment of interest, if any, will commence, and the regular record dates for such interest payment dates;

     - the extent to which any of the debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global debt security will be paid;

     - each office or agency where, subject to the terms of the applicable indenture, the debt securities may be presented for registration or transfer or exchange;

     - the place or places where, subject to the terms of the applicable indenture, the principal (and premium, if any) and interest, if any, on the debt securities will be payable;

     - the date or dates, if any, after which the debt securities may be redeemed or purchased in whole or in part, at our option or mandatorily pursuant to any sinking, purchase or analogous fund or may be required to be purchased or redeemed at the option of the holder, and the redemption or repayment price or prices;

     - the denomination or denominations in which the debt securities will be issuable;

     - the currency, currencies or units based on or related to currencies for which the debt securities may be purchased and the currency, currencies or currency units in which the principal of, premium, if any, and any interest on such debt securities may be payable;

     - whether the debt securities will be convertible into shares of common or preferred stock and if so, the terms of such conversion;

     - any index used to determine the amount of payments of principal of, premium, if any, and interest on the debt securities;

     - whether any of the debt securities are to be issuable as bearer securities and/or registered securities, and if issuable as bearer securities, any limitations on issuance of such bearer securities and any provisions regarding the transfer or exchange of such bearer securities (including exchange for registered debt securities of the same series);

     - the payment of any additional amounts with respect to the debt securities;

     - whether any of the debt securities will be issued subject to original issue discount securities;

     - information with respect to book-entry procedures, if any;

     - any additional covenants or events of default not currently set forth in the applicable indenture; and

     - any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

     If any of the debt securities are sold for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of debt securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of debt securities and such currencies or currency units will be set forth in the applicable prospectus supplement (section 3.01).

     Debt securities may be issued as original issue discount securities (bearing no interest or interest at a rate that at the time of issuance is below market rates), to be sold at a substantial discount below their stated principal amount. There may not be any periodic payments of interest on original issue discount securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder of such original issue discount security upon such acceleration will be determined in accordance with the prospectus supplement, the terms of such security and the indenture, but will be an amount less than the amount payable at the maturity of the principal of such original issue discount security (section 7.02). The federal income tax considerations with respect to original issue discount securities will be explained in the prospectus supplement we prepare for the original issue discount securities.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     Each indenture provides that we may, without the consent of the holders of any of the debt securities outstanding under the applicable indenture, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

     - any successor assumes our obligations on the applicable debt securities and under the applicable indenture;

     - after giving effect to the transaction, there is no default or event of default that is continuing; and

     - certain other conditions under the applicable indenture are met (section 10.1).

     Accordingly, a consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create any event of default which would entitle holders of the debt securities, or the trustee on their behalf, to take any of the actions described below under "Event of Default, Waivers, Etc."

LEVERAGED AND OTHER TRANSACTIONS

     The indentures and the debt securities do not contain, among other things, provisions that would protect holders of the debt securities in the event of a highly leveraged or other transaction involving Waste Connections that could adversely affect the holders of debt securities.

MODIFICATION OF THE INDENTURE; WAIVER OF COVENANTS

     Each indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series, modifications and alterations of the indenture may be made that affect the rights of the holders of the debt securities. No such modification or alteration, however, may be made without the consent of the holder of each debt security so affected which would, among other things:

     - Change the maturity of the principal of, or of any installment of interest (or premium, if any) on, the debt security;

     - Change the principal amount, premium, if any, or interest on any debt security;

     - Change the method of calculation of interest or the currency of payment of principal or interest (or premium, if any) on the debt security;

     - Reduce the minimum rate of interest on the debt security;

     - Impair the right to bring suit for the enforcement of any payment on or with respect to the debt security;

     - Reduce the amount of principal of an original issue discount security that would be due and payable upon an acceleration of the maturity thereof;

     - Reduce the above-stated percentage in principal amount of outstanding debt securities required to modify or alter the indenture (section 9.02); or

     - Change our obligation to maintain an office or agency as required by the applicable indenture.

GLOBAL SECURITIES

     The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for the global security to a nominee for the depositary (section 3.05) and except in the circumstances described in the applicable prospectus supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of debt securities and certain limitations and restrictions relating to a series of bearer securities in the form of one or more global securities will be described in the applicable prospectus supplement.

EVENT OF DEFAULT, WAIVERS, ETC.

     An event of default with respect to the senior debt securities of any series, and a default with respect to the subordinated debt securities of any series, is defined in the applicable indentures as:

          (i) Default in the payment of principal of or premium, if any, on any debt security of that series when due;

          (ii) Default in the payment of interest on any debt security of that series when due, which continues for 30 days;

          (iii) Default in our performance of any of our other covenants in the applicable indenture with respect to the debt securities of such series, which continues for 90 days after written notice;

          (iv) Certain events of bankruptcy, insolvency or reorganization of our company; and

          (v) Any other event that may be specified in a prospectus supplement with respect to any series of debt securities (section 7.01 of the senior indenture; section 7.07 of the subordinated indenture).

     If an event of default with respect to any series of senior debt securities or a default specified in clauses (iv) and (v) of this section with respect to the subordinated debt securities occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series outstanding may declare the principal amount (or if such debt securities are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the debt securities of any series may waive such event of default or default, as applicable, resulting in acceleration of such debt securities, but only if all events of default or default, as applicable, with respect to the debt securities of such series have been remedied and all payments due (other than those due as a result of acceleration) have been made (sections 7.02 and 7.13).

     If an event of default with respect to the senior debt securities or a default with respect to the subordinated debt securities occurs and is continuing, the trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the debt securities of any series, and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the applicable indenture will, proceed to protect the rights of the holders of all the debt securities of such series (sections 7.03 and 7.07). Prior to acceleration of maturity of the debt securities of any series outstanding under the applicable indenture, the holders of a majority in aggregate principal amount of such debt securities may waive any past default under the applicable indenture except a default in the payment of principal of, premium, if any, or interest on the debt securities of such series (section 7.02).

     The indentures provide that upon the occurrence of an event of default with respect to the senior debt securities specified in clauses (i) or (ii) of this section or a default with respect to the subordinated debt securities specified in clauses (i) or (ii) of this section, we will, upon demand of the trustee, pay to it, for the benefit of the holder of any such debt security, the whole amount then due and payable on such debt securities for principal, premium, if any, and interest. The indentures further provide that that if we fail to pay such amount upon such demand, the trustee may, among other things, institute a judicial proceeding for the collection of the amount due (section 7.03).

     The indentures also provide that notwithstanding any other provision of the applicable indenture, the holder of any debt security of any series will have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such debt securities when due and that such right will not be impaired without the consent of such holder (section 7.08).

     We are required to file annually with the applicable trustee a written statement as to the existence or non-existence of defaults under the indentures or the debt securities (section 5.05).

SUBORDINATION OF THE SUBORDINATED DEBT SECURITIES

     The subordinated debt securities will be our direct, unsecured obligations and, unless otherwise specified in the prospectus supplement relating to a particular series of subordinated debt securities offered by such prospectus supplement, will be subject to the subordination provisions described in this section. Upon any distribution of our assets due to any dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on the subordinated debt securities is to be subordinated in right of payment to all senior indebtedness. In certain events of bankruptcy or insolvency, the payment of the principal of and interest on the subordinated debt securities will, to the extent provided in the subordinated indenture, also be effectively subordinated in right of payment to all of our general obligations.

     Upon any distribution of our assets due to any dissolution, winding up, liquidation or reorganization, the holders of senior indebtedness will first be entitled to receive payment in full of all amounts due or to become due before the holders of the subordinated debt securities will be entitled to receive any payment in respect of the subordinated debt securities. If upon any such payment or distribution of assets, after giving effect to such subordination provisions in favor of the holders of senior indebtedness, (i) there remain any amounts of cash, property or securities available for payment or distribution in respect of the subordinated debt securities and (ii) if, at such time, any creditors in respect of our general obligations have not received payment in full of all amounts due or to become due on or in respect of our general obligations, then such remaining cash, property or securities will first be applied to pay or provide for the payment in full of our general obligations before any payment or distribution may be made in respect of the subordinated debt securities (sections 14.02 and 14.09).

     In addition, no payment may be made on the subordinated debt securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the subordinated debt securities, at any time in the event:

     - there is a default in the payment of the principal of, premium, if any, interest on or otherwise in respect of any senior indebtedness; or

     - any event of default with respect to any senior indebtedness has occurred and is continuing or would occur as a result of a payment on the subordinated debt securities or any redemption, retirement, purchase or other acquisition of any of the subordinated debt securities, permitting the holders of the senior indebtedness to accelerate the maturity of the senior indebtedness (section 14.03).

     Except as described above, our obligation to make payments of the principal of, premium, if any, or interest on the subordinated debt securities will not be affected (section 14.04).

     By reason of the subordination in favor of the holders of senior indebtedness, in the event of a distribution of assets upon any dissolution, winding up, liquidation or reorganization, our creditors who are not holders of senior indebtedness or the subordinated debt securities may recover less, proportionately, than holders of senior indebtedness and may recover more, proportionately, than holders of the subordinated debt securities.

     Subject to payment in full of all senior indebtedness, the holders of subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions of cash, property or securities of our company applicable to senior indebtedness. Subject to payment in full of our general obligations, the holders of the subordinated debt securities will be subrogated to the rights of the creditors in respect of general obligations to receive payments or distributions of cash, property or securities of our company applicable to such creditors in respect of general obligations (sections 14.02 and 14.09).

     "Senior indebtedness" for purposes of the subordinated indenture is the principal of, premium, if any, and interest on:

     - all of our indebtedness for money borrowed (other than (i) the subordinated debt securities and (ii) the junior subordinated indebtedness) whether outstanding on the date of execution of the subordinated indenture or created, assumed or incurred after that date, except such indebtedness as is by its terms expressly stated to be not superior in right of payment to the subordinated debt securities or to rank equally with the subordinated debt securities; and

     - any deferrals, renewals or extensions of any such senior indebtedness.

     The term "indebtedness for money borrowed" as used in this prospectus includes, without limitation, any obligation of ours, or any obligation guaranteed by us, for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. The subordinated indenture does not limit our issuance of additional senior indebtedness.

     The subordinated debt securities will rank senior in right of payment to our junior subordinated indebtedness upon any distribution of our assets due to any dissolution, winding up, liquidation or reorganization, to the extent provided in the instruments creating our junior subordinated indebtedness. "Junior subordinated indebtedness" is the principal of, premium, if any, and interest on:

     - all of our indebtedness for money borrowed whether outstanding on the date of the execution of the subordinated indenture or created, assumed or incurred after that date that is by its terms subordinated to the subordinated debt securities; and

     - any deferrals, renewals or extensions of any of such junior subordinated indebtedness.

     Unless otherwise specified in the prospectus supplement relating to a particular series of subordinated debt securities offered thereby, the term "general obligations" means all obligations to make payment on
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

account of claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, other than:

          (i) obligations on account of senior indebtedness;

          (ii) obligations on account of indebtedness for money borrowed ranking equal with or subordinate to the subordinated debt securities; and

          (iii) obligations which by their terms are expressly stated not to be senior in right of payment to the subordinated debt securities or to rank equally with the subordinated debt securities.

     Unless otherwise specified in the prospectus supplement relating to any series of subordinated debt securities, payment of principal of the subordinated debt securities may be accelerated only in case of the bankruptcy, insolvency or reorganization of our company.

     Concerning the trustee, we and certain of our affiliates may maintain a banking relationship with the trustee and its affiliates.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 7,500,000 shares of preferred stock, par value $0.01 per share.

                         DESCRIPTION OF PREFERRED STOCK

     The following summary describes the general terms of the preferred stock, $0.01 par value, to which any prospectus supplement may relate. Certain terms of any series of the preferred stock offered by any prospectus supplement will be described in such prospectus supplement. If so indicated in the prospectus supplement, the terms of that series may differ from the terms described below. The provisions of the preferred stock described below are not complete. You should refer to our amended and restated certificate of incorporation and any certificate of amendment to our amended and restated certificate of incorporation or certificate of designations filed with the SEC in connection with the offering of preferred stock.

GENERAL

     Under our amended and restated certificate of incorporation, our board of directors has the authority, without further stockholder action, to issue from time to time preferred stock in one or more series and for such consideration as may be fixed from time to time by our board of directors. Our board also has the authority to fix and determine, in the manner provided by law, the relative rights and preferences of the shares of any series so established, such as dividend and voting rights. Our amended and restated certificate of incorporation authorizes 7,500,000 shares of preferred stock. Prior to the issuance of each series of preferred stock, our board will adopt resolutions creating and designating the series as a series of preferred stock.

     The preferred stock will have the dividend, liquidation, redemption, voting and conversion rights set forth below unless otherwise specified in the applicable prospectus supplement. You should read the prospectus supplement relating to the particular series of preferred stock offered thereby for specific terms, including:

     - the designation, stated value and liquidation preference of such preferred stock and the number of shares offered;

     - the initial public offering price at which such shares will be issued;

     - the dividend rate or rates (or method of calculation), the dividend periods, the date on which dividends will be payable and whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to cumulate;

     - any redemption or sinking fund provisions;

     - any conversion provisions; and

     - any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions on such preferred stock.

     No shares of preferred stock are currently outstanding. The preferred stock will, when issued, be fully paid and nonassessable and have no preemptive rights. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will upon issuance rank equally in all respects with each other then outstanding series of preferred stock. Unless otherwise specified in the applicable prospectus supplement, EquiServe, L.P., will be the transfer agent and registrar for the preferred stock.

RANK

     Any series of the preferred stock will, with respect to dividend rights and rights on liquidation, winding up or dissolution, rank:

     - senior to all classes of common stock and to all equity securities issued by us, the terms of which specifically provide that the equity securities will rank junior to the preferred stock;

     - equally with all equity securities issued by us, the terms of which specifically provide that the equity securities will rank equally with the preferred stock; and

     - junior to all equity securities issued by us, the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

DIVIDENDS

     The holders of the preferred stock will be entitled to receive, when, as and if declared by our board, dividends at such rates and on such dates as will be specified in the applicable prospectus supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable prospectus supplement. Dividends will be payable to the holders of record as they appear on our stock books on such record dates as will be fixed by our board. Dividends may be paid in the form of cash, preferred stock (of the same or a different series) or common stock, in each case as specified in the applicable prospectus supplement.

     Dividends on any series of the preferred stock may be cumulative or noncumulative, as specified in the applicable prospectus supplement. If the dividends on a series of the preferred stock are noncumulative, and our board fails to declare a dividend payable on a dividend payment date, then the holders of that preferred stock will have no right to receive a dividend in respect to the dividend period relating to that dividend payment date, and we will not be obligated to pay the dividend accrued for that period, whether or not dividends on that preferred stock are declared or paid on any future dividend payment dates.

     We will not declare or pay or set apart for payment any dividends on any series of the preferred stock that rank, as to dividends, on a parity with or junior to the outstanding preferred stock of any series unless (i) if such outstanding preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on that preferred stock for all dividend periods terminating on or prior to the date of payment of any such dividends on such other series of the preferred stock or (ii) if such outstanding preferred stock is noncumulative preferred stock, full dividends for the then-current dividend period on that preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment.

     Until full dividends are paid (or declared and payment is set aside) on the preferred stock ranking equal as to dividends, then:

     - we will declare any dividends pro rata among the preferred stock of each series and any preferred stock ranking equal to such preferred stock as to dividends (i.e., the dividends we declare per share on each series of such preferred stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the preferred stock (which will not, if that preferred stock is noncumulative preferred stock, include any accumulation in respect to unpaid dividends for prior dividend periods) bear to each other);

     - other than such pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the preferred stock as to dividends or upon liquidation (except dividends on common stock payable in common stock, dividends or distributions paid for with securities ranking junior to the preferred stock as to dividends and upon liquidation and cash in lieu of fractional shares in connection with such dividends); and

     - we will not redeem, purchase or otherwise acquire (or set aside money for a sinking fund for) common stock or any other securities ranking junior to or equal with the preferred stock as to dividends or upon liquidation (except by conversion into or exchange for stock junior to the preferred stock as to dividends and upon liquidation).

     We will not owe any interest, or any money in lieu of interest, on any dividend payment on any series of the preferred stock that may be past due.

REDEMPTION

     A series of the preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices specified in the applicable prospectus supplement. Redeemed shares of the preferred stock will become authorized but unissued shares of preferred stock that we may issue in the future.

     The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares that we will redeem each year and the redemption price per share. If shares of preferred stock are redeemed, we will pay all accrued and unpaid dividends on the shares redeemed (which will not, if that preferred stock is noncumulative preferred stock, include any accumulation in respect of unpaid dividends for prior dividend periods) up to but excluding the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for the preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of that preferred stock may provide that, if no such capital stock will have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that preferred stock will automatically and mandatorily be converted into shares of our applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

     If fewer than all the outstanding shares of preferred stock of any series are to be redeemed, our board will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot or by any other method as may be determined by our board.

     Even though the terms of a series of the cumulative preferred stock may permit redemption in whole or in part, if any dividends, including accumulated dividends, on that series are past due:

     - we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding preferred stock of that series; and

     - we will not purchase or otherwise acquire any preferred stock of that series.

     The prohibition discussed in the preceding sentence will not prohibit us from purchasing or acquiring preferred stock of that series pursuant to a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

CONVERSION RIGHTS

     The prospectus supplement relating to a series of convertible preferred stock will describe the terms on which shares of such series are convertible into our common stock, or another series of preferred stock.

RIGHTS UPON LIQUIDATION

     Unless the applicable prospectus supplement states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of the preferred stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of our common stock or any other class or series of shares ranking junior to such preferred stock upon liquidation, liquidating distributions in the amount of the liquidation preference of such preferred stock plus accrued and unpaid dividends (which will not, if that preferred stock is noncumulative preferred stock, include any accumulation in respect of unpaid dividends for prior dividend periods). If we voluntarily or involuntarily liquidate, dissolve or wind up our business, the amounts payable with respect to the preferred stock of any series and any of our other securities ranking equal as to any such distribution are not paid in full, the holders of that preferred stock and of the other securities will share ratably in the distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the preferred stock of any series will not be entitled to any further participation in any distribution of our assets.

VOTING RIGHTS

     Except as described in this section or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote. If the holders of a series of preferred stock are entitled to vote and the applicable prospectus supplement does not state otherwise, each share will be entitled to one vote on matters on which holders of that series of the preferred stock are entitled to vote. For any series of preferred stock having one vote per share, the voting power of that series, on matters on which holders of that series and holders of other series of preferred stock are entitled to vote as a single class, will depend on the number of shares in that series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series of preferred stock.

     Unless we receive the consent of the holders of an outstanding series of preferred stock and the outstanding shares of all other series of preferred stock which (i) rank equal with that series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up of our business and (ii) have voting rights that are exercisable and that are similar to those of such series, we will not:

     - authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to such outstanding preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business; or

     - amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of our amended and restated certificate of incorporation or of the resolutions contained in any certificate of designations creating such series of preferred stock so as to materially and adversely affect any right, preference privilege or voting power of such outstanding preferred stock.

     This consent must be given by the holders of a majority of all such outstanding preferred stock described in the preceding sentence, voting together as a single class. We will not be required to obtain this consent with respect to the actions listed in the second bullet point above, however, if we only (i) increase the amount of the authorized preferred stock, (ii) create and issue another series of preferred stock, or (iii) increase the amount of authorized shares of any series of preferred stock, if such preferred stock in each case ranks equal with or junior to the preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of our business.

                          DESCRIPTION OF COMMON STOCK

     This section describes the general terms and provisions of the shares of our common stock, par value $0.01 per share. The summary is not complete and is qualified in its entirety by reference to the description of the common stock incorporated by reference in this prospectus. See "Incorporation by Reference." We have also filed our amended and restated certificate of incorporation and our bylaws as exhibits to the registration statement. You should read our amended and restated certificate of incorporation and our bylaws for additional information before you buy any common stock. See "Where You Can Find More Information."

GENERAL

     As of December 31, 2001, our authorized common stock was 50,000,000 shares, of which 27,423,863 shares were issued and outstanding.

DIVIDENDS

     Holders of common stock are entitled to receive pro rata dividends when, as and if declared by our board of directors out of any funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of common stock may not receive dividends until we have satisfied our obligations to any holders of outstanding preferred stock. If we liquidate, dissolve or wind up our business, the holders of preferred stock will receive an amount per share equal to the amount fixed and determined by our board of directors, plus any amount equal to all the dividends accrued on the preferred stock, before any distribution will be made on the common stock.

VOTING RIGHTS

     Each share of common stock is entitled to one vote on each matter submitted to a vote of stockholders. The holders of the common stock have noncumulative voting rights, which means that, subject to the rights of the holders of a series of preferred stock, if any, to elect one or more directors, as set forth in our amended and restated certificate of incorporation or the certificate of designations creating such series, the holders of more than 50% of the shares of common stock voting for the election of directors can elect 100% of the directors standing for election at any meeting if they choose to do so. In such event, the holders of the remaining shares of common stock voting for the election of directors will not be able to elect anyone to our board of directors.

OTHER RIGHTS

     The common stock has no conversion rights and is not redeemable. Holders of our common stock do not have any preemptive rights to subscribe for additional shares of our stock or other securities of ours except as may be granted by our board of directors. There is no restriction on our purchase of shares of common stock except for certain regulatory limits.

FULLY PAID

     The issued and outstanding shares of common stock are fully paid and nonassessable (i.e., the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional monies for such shares).

LISTING

     The common stock is listed on the Nasdaq National Market under the symbol "WCNX." EquiServe, L.P. is the transfer agent, registrar and dividend reimbursing agent for the common stock.

CERTAIN STATUTORY, CHARTER AND BY-LAW PROVISIONS

     Classified Board of Directors. Our amended and restated certificate of incorporation provides that our board will be divided into three classes serving staggered terms, and that the number of directors in each class will be as nearly equal as is possible based on the number of directors constituting the entire board. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms.

     This classification of directors makes it more difficult for stockholders to change the composition of the board. At least two annual meetings of stockholders, instead of one, will generally be required to change the majority of the board. This delay helps ensure that our directors, if confronted by a third party attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal and available alternatives and to act in what they believe to be the best interests of the stockholders. Classification, however, could also discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Waste Connections, even though that attempt might benefit Waste Connections and our stockholders. The classification of the board could thus make it more likely that incumbent directors will retain their positions.

     Number of Directors; Removal; Filling Vacancies. Our amended and restated certificate of incorporation provides that the number of directors will be fixed from time by a majority of the directors then in office, and may not be less than three nor more than nine unless approved by at least two-thirds of the directors then in office. In addition, newly created directorships resulting from an increase in the authorized number of directors, vacancies on the board resulting from death, resignation, retirement, disqualification or removal of directors or any other cause may be filled only by the board (and not by the stockholders unless there are no directors in office), if a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Accordingly, the board could prevent any stockholder from enlarging the board and filling the new directorships with that stockholder's own nominees.

     Our amended and restated certificate of incorporation allows directors to be removed only for cause and only on the affirmative vote of at least two-thirds of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

     The provisions in the amended and restated certificate of incorporation governing the number of directors, their removal and the filling of vacancies may discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Waste Connections, or attempting to change the composition or policies of the board, even though those attempts might benefit Waste Connections or our stockholders. These provisions could thus increase the likelihood that incumbent directors retain their positions.

     Limitations on Special Meetings; No Stockholder Action by Written
Consent. Our amended and restated certificate of incorporation and by-laws provide that only a majority of the board of directors or the President or Chairman of the Board may call a special meeting of stockholders, only matters stated in the notice of meeting or properly brought before the meeting by or at the direction of the board may be transacted at the meeting, and stockholder action may be taken only at a duly called and convened meeting and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration of stockholder proposals over the opposition of the board, except at an annual meeting.

     Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as a director, or to bring other business before an annual meeting of stockholders. In general, only individuals nominated by or at the direction of the board, any committee appointed by the board, or a stockholder who has given timely written notice to the Secretary of Waste Connections, may be elected as directors. At an annual meeting, only business that has been brought before the meeting by, or at the direction of, the board, any committee appointed by the board, or a stockholder who has given timely written notice to the Secretary of Waste Connections, may be conducted. To be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting must be received by Waste Connections not less than 60 days nor more than 90 days before the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, then the 15th day following the earlier of the day the notice was mailed or the day the public disclosure was made).

     By requiring advance notice of nominations by stockholders, the stockholder notice procedure gives the board an opportunity to consider the qualifications of the proposed nominees and inform stockholders about those qualifications. By requiring advance notice of other proposed business, the stockholder notice procedure provides a more orderly procedure for conducting annual meetings of stockholders. It also gives the board an opportunity to inform stockholders in advance of any business proposed to be conducted at meetings, together with the board's recommendations regarding action to be taken with respect to that business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any business.

     Although the by-laws do not give the board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the stockholder notice procedure may preclude a contest for the election of directors or the consideration of stockholder proposals. It may also discourage or deter a third party from soliciting proxies to elect its own slate of directors or to approve its own proposal, even though consideration of those nominees or proposals might benefit Waste Connections and our stockholders.

     Certain Provisions Relating to Potential Change of Control. Our amended and restated certificate of incorporation authorizes the board and any board committee to take action it determines to be reasonably necessary or desirable to encourage any person or entity to enter into negotiations with the board and management about transactions that may result in a change of control of Waste Connections. The board and its committees may also contest or oppose any such transaction that the board determines to be unfair, abusive or otherwise undesirable to Waste Connections, our business, assets, properties or stockholders. The board or any board committee may adopt plans to issue our securities, and to determine the terms and conditions on which those securities may be exchangeable or convertible into cash or other securities. In addition, the board or any board committee may treat any holder or class of holders of those designated securities differently than all other security holders in respect of the terms, conditions, provisions and rights of those securities.

     This authority is intended to give the board flexibility to act in the best interests of stockholders in the event of a potential change of control. These provisions may, however, deter potential acquirors from proposing unsolicited transactions not approved by the board and might enable the board to hinder or frustrate such a transaction if proposed.

     Amendment of the Amended and Restated Certificate of Incorporation and By-Laws. Our amended and restated certificate of incorporation contains provisions requiring the affirmative vote of the holders of at least two-thirds of the voting power of the voting stock to amend some of its provisions (including the provisions discussed above relating to the size and classification of the board, replacement and/or removal of board members, action by written consent, special stockholder meetings, the authorization by the board to take steps to encourage or oppose transactions that may result in a change of control of Waste Connections, and limitation of the liability of directors) or to amend any provision of the by-laws by action of stockholders. These provisions make it more difficult for stockholders to make changes in the amended and restated certificate of incorporation and the by-laws, including changes designed to facilitate the exercise of control over Waste Connections.

     Waste Connections is a Delaware corporation and is subject to section 203 of the Delaware General Corporation Law. Section 203 generally prevents a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of the outstanding voting stock of a corporation from engaging in some types of business combinations with the corporation for three years after the date that person became a 15% stockholder, subject to some exceptions. Business combinations covered by section 203 include a wide variety of transactions with or caused by a 15% stockholder, including mergers, asset sales and other transactions in which that stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

                                 LEGAL MATTERS

     Shartsis, Friese & Ginsburg LLP, San Francisco, California, has issued an opinion on the validity of the securities we are offering. Certain partners and associate attorneys of Shartsis, Friese & Ginsburg LLP own an aggregate of 1,225 shares of our common stock. Certain statements pertaining to our Washington governmental certificates awarded by the WUTC that appear in this prospectus will be passed upon for us by Williams, Kastner & Gibbs PLLC, Seattle, Washington.

                                    EXPERTS


     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C., as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's website at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:


          A.  Annual Report on Form 10-K for the year ended December 31, 2001.



          B. The description of our common stock contained in our registration statement on Form 8-A, File No. 0-23981, filed under the Securities Exchange Act of 1934.


     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                               Investor Relations
                            Waste Connections, Inc.
                         620 Coolidge Drive, Suite 350
                                Folsom, CA 95630
                                 (916) 608-8200

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. We have not authorized anyone to provide you with different information. You should assume that the information in this prospectus and any prospectus supplement is accurate only as of the date on the front of the document. Our business, financial condition, results of operations and prospects may have changed since that date. Any material changes that we do not disclose in a supplement to this prospectus will be incorporated by reference to future filings with the SEC.

------------------------------------------------------
------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS. WASTE CONNECTIONS HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, AND IT DOES NOT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF THE DATE OF THIS PROSPECTUS. ANY MATERIAL CHANGES THAT WE DO NOT DISCLOSE IN A SUPPLEMENT TO THIS PROSPECTUS WILL BE INCORPORATED BY REFERENCE TO FUTURE FILINGS WITH THE SEC.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Waste Connections....................     1
About this Prospectus................     1
Disclosure Regarding Forward-Looking
  Statements.........................     1
Risk Factors.........................     3
Ratio of Earnings to Fixed Charges...    10
Use of Proceeds......................    10
Plan of Distribution.................    10
Description of Debt Securities.......    11
Description of Preferred Stock.......    17
Description of Common Stock..........    20
Legal Matters........................    23
Experts..............................    24
Where You Can Find More
  Information........................    24
Incorporation by Reference...........    24


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                     [LOGO]
                                  $200,000,000
                                   PROSPECTUS
                                           , 2002

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee........................................   $ 20,897
NASDAQ Listing Fee*.........................................   $ 17,500
Trustees' Fees and Expenses*................................   $ 15,000
Accounting Fees and Expenses*...............................   $ 20,000
Legal Fees and Expenses*....................................   $ 25,000
Miscellaneous Expenses*.....................................   $ 20,000
                                                               --------
Total*......................................................   $118,397
                                                               ========

---------------

* Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our amended and restated certificate of incorporation provides that a director will not be personally liable to Waste Connections or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to the company or our stockholders;

     - for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends, stock purchases or redemptions prohibited by Delaware corporate law; or

     - for any transaction from which the director derived an improper personal benefit.

     If the Delaware General Corporation Law is amended in the future to permit further limitation of the personal liability of directors, the liability of a director of Waste Connections will be eliminated or limited to the fullest extent permitted by that amended law.

     Section 145(a) of the Delaware Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     Section 145(b) of the Delaware Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the Delaware Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 145(d) of the Delaware Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

     Section 145(e) of the Delaware Law provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in
Section 145. Such expenses (including attorneys' fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     Section 145(f) of the Delaware Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Section 145(g) of the Delaware Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

     Section 145(j) of the Delaware Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Pursuant to Section 145 of the Delaware Law, Waste Connections has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such. Waste Connections has entered into indemnification agreements with each of its directors and officers providing for mandatory indemnification and advancement of expenses to the maximum extent permitted by the Delaware Law.

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
   3.1    Amended and Restated Certificate of Incorporation
          (incorporated by reference to Exhibit No. 3.1 to the
          Registration Statement on Form S-1 Commission File No.
          333-48029)
   3.2    Amended and Restated Bylaws, effective March 18, 1998
          (incorporated by reference to Exhibit No. 3.2 to the
          Registration Statement on Form S-1 Commission File No.
          333-48029)
   4.1    Form of Senior Indenture (incorporated by reference to
          Exhibit No. 4.3 to the Registration Statement on Form S-3
          Commission File No. 333-87703)
   4.2    Form of Subordinated Indenture (incorporated by reference to
          Exhibit 4.4 to the Registration Statement on Form S-3
          Commission File No. 333-87703)
   5.1    Opinion of Shartsis, Friese & Ginsburg LLP
  12.1    Statement regarding computation of ratio of earnings to
          fixed charges
  23.1    Consent of Shartsis, Friese & Ginsburg LLP (included in
          Exhibit 5.1)
  23.2    Consent of Ernst & Young LLP, Independent Auditors
 *23.3    Consent of Williams, Kastner & Gibbs PLLC
 *24.1    Power of Attorney (included in Part II of the Registration
          Statement under the caption "Signatures").



* Previously filed.


ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that provisions (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those provisions is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          (4) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

          (7) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust indenture Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Folsom, State of California, on March 21, 2002.


                                          WASTE CONNECTIONS, INC.


                                          By:  /s/ RONALD J. MITTELSTAEDT*

                                            ------------------------------------
                                                   Ronald J. Mittelstaedt
                                             President, Chief Executive Officer
                                                        and Chairman

     Such person whose signature appears below hereby appoints Ronald J. Mittelstaedt and Steven F. Bouck, and each of them, each of whom may act without joinder of the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this registration statement, and any registration statement relating to any offering made in connection with the offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could to in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 15, 2002.


              SIGNATURE                                TITLE                        DATE
              ---------                                -----                        ----

     /s/ RONALD J. MITTELSTAEDT*        President, Chief Executive Officer     March 21, 2002
-------------------------------------              and Chairman
       Ronald J. Mittelstaedt

       /s/ EUGENE V. DUPREAU*             Director and Vice President --       March 21, 2002
-------------------------------------            Western Division
          Eugene V. Dupreau

       /s/ MICHAEL W. HARLAN*                        Director                  March 21, 2002
-------------------------------------
          Michael W. Harlan

       /s/ WILLIAM J. RAZZOUK*                       Director                  March 21, 2002
-------------------------------------
         William J. Razzouk

        /s/ ROBERT H. DAVIS*                         Director                  March 21, 2002
-------------------------------------
           Robert H. Davis

              SIGNATURE                                TITLE                        DATE
              ---------                                -----                        ----
         /s/ STEVEN F. BOUCK            Executive Vice President and Chief     March 21, 2002
-------------------------------------            Financial Officer
           Steven F. Bouck

        /s/ MICHAEL R. FOOS*               Chief Accounting Officer and        March 21, 2002
-------------------------------------         Vice-President Finance
           Michael R. Foos



* Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT                                                                   PAGE
NUMBER                      DESCRIPTION OF EXHIBITS                      NUMBER
-------                     -----------------------                      ------
   3.1    Amended and Restated Certificate of Incorporation
          (incorporated by reference to Exhibit No. 3.1 to the
          Registration Statement on Form S-1 Commission File No.
          333-48029)..................................................
   3.2    Amended and Restated Bylaws, effective March 18, 1998
          (incorporated by reference to Exhibit No. 3.2 to the
          Registration Statement on Form S-1 Commission File No.
          333-48029)..................................................
   4.1    Form of Senior Indenture (incorporated by reference to
          Exhibit 4.3 to the Registration Statement on Form S-3
          Commission File No. 333-87703)..............................
   4.2    Form of Subordinated Indenture (incorporated by reference to
          Exhibit 4.4 to the Registration Statement on Form S-3
          Commission File No. 333-87703)..............................
   5.1    Opinion of Shartsis, Friese & Ginsburg LLP..................
  12.1    Statement regarding computation of ratio of earnings to
          fixed charges...............................................
  23.1    Consent of Shartsis, Friese & Ginsburg LLP (included in
          Exhibit 5.1)................................................
  23.2    Consent of Ernst & Young LLP, Independent Auditors..........
 *23.3    Consent of Williams, Kastner & Gibbs PLLC...................
 *24.1    Power of Attorney (included in Part II of the Registration
          Statement under the caption "Signatures")...................



* Previously filed.